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WIRELESS TELECOM GROUP ADDS JOSEPH MANKO TO BOARD OF DIRECTORS

NEWS RELEASE

July 2, 2019

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE American: WTT) today announced the appointment of Joseph Manko to serve as an independent member of its Board of Directors.

Mr. Manko is an experienced Board member and senior principal at Horton Capital Management LLC, the investment manager for the Horton Capital Partners Fund, LP, a significant shareholder in the Company. Mr. Manko has over 20 years of investment experience in the asset management, investment banking, private equity and corporate securities markets. He previously served as a Partner and Chief Executive Officer of Switzerland-based BZ Fund Management Limited, where he was responsible for corporate finance, private equity investments, three public equity funds and the firm’s Special Situations and Event-Driven strategies. Prior to that, Mr. Manko was a Managing Director at Deutsche Bank in London and a Vice President at Merrill Lynch in Hong Kong. He began his career as a corporate finance attorney at Skadden Arps.

Alan Bazaar, Chairman of Wireless Telecom Group, commented, “We are pleased to welcome Joe to our Board and believe his financial and strategic expertise will be complementary to the strengths of our current board members. 2018 was a record year for WTT and we remain well positioned to capitalize on the increasing marketplace demand for wireless connectivity. We’re excited about the opportunities we’re seeing related to private LTE deployments, increased defense spending, network densification and 5G rollout. We look forward to Joe’s contributions as we execute our growth strategy and focus on continuing to drive operational excellence in our business.”

Joseph Manko commented, “WTT has accomplished some very important milestones and I’m excited to work with the Board and senior management to build on the solid operational platform they’ve established which has generated double-digit revenue growth over the last two years. With its ability to provide customized solutions for increased wireless connectivity in growing market segments, WTT is at an inflection point with significant potential to become a much larger company in the years to come and I look forward to helping facilitate that growth.”

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton Electronics, CommAgility, Microlab and Noisecom, is a global designer and manufacturer of advanced radio frequency and microwave components, modules, systems and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor and medical industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal analyzers, signal processing modules, LTE PHY and stack software, power splitters and combiners, GPS repeaters, public safety monitors, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

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John Nesbett or Jen Belodeau

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